UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): September 25, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

NEWS RELEASE                                            CONTACTS: (408) 995-5115
                                        Media Relations: Katherine Potter, x1168
                                         Investor Relations: Karen Bunton, x1121


              CALPINE SUBSIDIARY ANNOUNCES PRICING ON $301,658,000
                             SECURED NOTES OFFERING

     (SAN JOSE, CALIF.) September 25, 2003 - Calpine Corporation [NYSE:CPN], a leading North American power company, today announced that Gilroy Energy Center, LLC (GEC), a wholly owned, stand-alone subsidiary of the Calpine subsidiary GEC Holdings, LLC, has priced its $301,658,000 of 4% Senior Secured Notes Due 2011. The senior secured notes will be secured by GEC's and its subsidiaries' 11 peaking units located at nine power-generating sites in northern California. The notes will also be secured by a long-term power sales agreement for 495 megawatts of peaking capacity with the State of California Department of Water Resources, which is being served by the 11 peaking units. In addition, payment of the principal of, and interest on, the notes when due will be insured by an unconditional and irrevocable financial guaranty insurance policy to be issued simultaneously with the delivery of the notes. The transaction is expected to close on September 30, 2003.

     Proceeds of the notes offering (after payment of transaction expenses, including payment of the financial guaranty insurance premium) will be used to reimburse costs incurred in connection with the development and construction of the peaker projects. The noteholders' recourse will be limited to the financial guaranty insurance policy and, insofar as payment has not been made under such policy, to the assets of GEC and its subsidiaries. Calpine will not provide a guarantee of the notes.

     In connection with this offering, GEC expects to finalize with a third party a preferred equity investment in GEC totaling approximately $74 million. If the preferred equity investment is not completed at the time of closing of the offering of the 4% Senior Secured Notes Due 2011, the net proceeds from the offering will be held in escrow pending completion of the preferred equity investment. If the preferred equity investment is not completed within 90 days of the closing of the offering, the 4% Senior Secured Notes Due 2011 will be subject to a mandatory redemption at a price of 101%, plus accrued interest.

     The 4% Senior Secured Notes Due 2011 will be offered in a private placement under Rule 144A, have not been and will not be registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements under Rule 144A limit the extent of information that can be provided at this time.




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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  September 29, 2003